EXHIBIT 99

  FOR IMMEDIATE RELEASE:           Contact:Mr. Charles R. Ofner
                                                 (713) 496-5000

            Houston, Texas...April 12, 1995...Reading & Bates Corporation (NYSE; RB) announced today that it had been named a defendant in three additional purported stockholder class action lawsuits filed on April 7, 1995, in the Court of Chancery of the State of Delaware, similar to the previously announced lawsuit. Each suit names also Reading & Bates' directors as defendants. Each of the suits alleges, inter alia, that the directors breached their fiduciary duties by rejecting the previously announced unsolicited merger proposal made by Sonat Offshore Drilling Inc. and by adopting the previously announced shareholder rights plan.

       Each of the named plaintiffs purports to be an owner of Reading & Bates common stock and seeks to represent a class of shareholders of Reading & Bates who are similarly situated. Each of the plaintiffs seeks injunctive relief, damages in unspecified amounts and certain other relief, including costs and expenses. Reading & Bates believes that the plaintiffs' claims are groundless and that it has meritorious defenses to each lawsuit. Reading & Bates intends to defend each lawsuit vigorously.

       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

                               ###